UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2011

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BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

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Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Avenue
Xianyang City, Shaanxi Province
People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes of the Company’s Chief Financial Officer

On April 6, 2011, Deyin Chen, the Chief Financial Officer of Biostar Pharmaceuticals, Inc. (the “Company”), tendered his resignation as the Company’s CFO effective immediately. Mr. Chen’s departure was not due to any disagreement with the Company, but due to his intention to pursue other professional and personal opportunities. The Company is thankful to Mr. Chen for his service as the Company’s CFO and wishes his success in his future endeavors.

Effective as of April 7, 2011, the Board of Directors of the Company (the “Board”) appointed Mr. Zack Zibing Pan as the Company’s Chief Financial Officer. Prior to such appointment, Mr. Pan stepped down as the Company’s independent director, the Audit Committee Chairman and the Audit Committee financial expert, effective as of April 7, 2011. Mr. Pan has been the Company’s director since December 30, 2009.  He is a Certified Public Accountant, certified by the Oklahoma State Board of Accountancy and member of American Institute of Certified Public Accountant and Oklahoma Society of Certified Public Accountants. Prior to his tenure at the Company, Mr. Pan was Chief Financial Officer of China Education Alliance, Inc., where he was appointed in August 2009. Prior to that, Mr. Pan was an audit manager with Eide Bailly CPAs & Business Advisors at its Oklahoma City office, where he has been employed since September 2005. From September 1998 to September 2005, Mr. Pan was a statistical analyst and economist with the State of Oklahoma. From 1994 to 1996, Mr. Pan worked as a loan project officer for Asian Development Bank Loan Management Office in Anhui, China. From 1988 to 1994, Mr. Pan was an associate professor at Anhui University, China, teaching English language. Mr. Pan graduated with a Master of Business Administration from the University of Central Oklahoma in 1999. Mr. Pan holds a Bachelor of Arts degree from Anhui University, China (1988).

In addition, the Board also approved the terms and provisions of Pan’s employment with the Company to include, among others: (i) an initial 12-month employment term effective as of April 7, 2011, (ii) annual base salary of USD$120,000 per annum, subject to review by the Board for subsequent increases on an annual basis; (iii) participation in all benefits available to all full-time employees of the Company, (iv) a stock option grant in the amount of 70,000 shares, at an exercise price per share equal to the average of the closing price for the Company’s securities on five trading days following the execution of this Agreement, which grant will vest twelve months after the issuance date, and (v) a grant of 30,000 shares of the Company’s common stock. The foregoing employment agreement includes other terms and provisions that are customary for agreements of this nature. The foregoing is a summary of Mr. Pan’s employment agreement and is qualified in its entirety by reference to such agreement.

Changes in the Company’s Audit Committee Chairman and Audit Committee Financial Expert

Effective as of April 7, 2011, following Mr. Pan’s appointment to serve as the Company’s CFO (as described above), the Board appointed Mr. Leung King-fai (Patrick) to the Board. Effective as of the same date, he was also appointed to serve on the Audit Committee of the Board in the capacity of the Chairman of such committee and designated as the Audit Committee financial expert as the term is defined under the federal securities laws.  Following his appointment and reconstitution of the Audit Committee, such Committee’s membership consists of Mr. Leung King-fai (Chair), Haipeng Wu and Zhongyang Shang, all of whom are “independent” as such term is defined under the federal securities laws and the Nasdaq Marketplace Rules.

From September 2005 to present, Mr. Leung has been serving as Executive Director and Financial Controller of Hao Wen Holdings Limited, an investment holding company, engages in the manufacture, sale, and trade of medicine in Mainland China. Prior to that engagement, from May 2002 to September 2005, he was employed as an accountant at Grandtop Services Limited, a Hong Kong company. From April 2002 to November 2005, he held the position of Accounting Manager and Accounting Manager at MP logistics International Holdings Limited. From March 1999 to May 2002, he was engaged as an accountant at the firm of Armando Y C Chung & Co, CPA, assisting small to large companies, manufacturing and trading companies, hotels and construction companies. He holds a Bachelor degree in Commerce from Deakin University, Victoria, Australia (1996). In addition, he also holds a Continuing Education Certificate in Advanced Taxation from City University of Hong King and The Taxation Institute of Hong Kong (2000).  He is a member of the Hong Kong Institute of Certified Public Accountants.

Upon his appointment and for his services on the Board and the Audit Committee of the Board, Leung King-fai (Patrick) will be entitled to the following compensation: (i) a monthly cash retainer of RMB 5,000, (ii) a grant of 20,000 options to purchase shares of the Company’s common stock at the exercise price equal to the price of the Company’s securities on the grant date, vesting in 3 equal installments, the first installment on the 1st anniversary of the grant, and issued pursuant to the Company’s 2009 Incentive Stock Plan, and (iii) reimbursement of out-of-pocket expenses incidental to his services on the Board.

There is no arrangement or understanding between Mr. Leung and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between Mr. Leung and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 8.01 Other Events

On April 12, 2011, the Company issued a press release relating to the foregoing, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Section 9 – Exhibits

              Item 9.01  Exhibits

              99.1              Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Biostar Pharmaceuticals, Inc.

By:	/s/ Ronghua Wang
Ronghua Wang Chief Executive Officer

Date:           April 12, 2011